Exhibit 99.1

FOR IMMEDIATE RELEASE

Sunny Uberoi
Media Relations
212.994.8206
suberoi@antigenics.com

Robert Anstey
Investor Relations
800.962.2436
ir@antigenics.com

Brian Corvese Joins Antigenics’ Board of Directors

NEW YORK – March 14, 2007 – Antigenics Inc. (NASDAQ: AGEN) today announced the appointment of Brian Corvese to its board of directors. Mr. Corvese is currently president and founder of Vencor Capital. He was formerly a partner at Soros Fund Management as well as a partner at Chancellor Capital Management.

“With more than 25 years of financial and investment experience, Brian brings a valuable portfolio of assets to Antigenics as a board member. We look forward to his guidance, having had an impressive track record in creating successful investments across multiple sectors,” said Garo H. Armen, PhD, chairman and CEO of Antigenics. “His comprehensive experience in acquisitions, private equity and portfolio management will be invaluable to us as we meet the challenges of growth in a rapidly transforming industry.”

Mr. Corvese is president and founder of Vencor Capital, a private equity firm with telecommunications and technology investments in the Middle East and Mediterranean regions. Prior to Vencor, Mr. Corvese worked on investments in the US and global equity markets as a managing director and partner at Soros Fund Management, the largest hedge fund in the world at the time. From 1988 to 1996, Mr. Corvese was a partner at Chancellor Capital Management, a $25-billion money management firm. While at Chancellor, Mr. Corvese was a portfolio manager with responsibility for investments made in basic industries, restructurings and special situations, corporate governance investments, as well as founded and managed his own hedge fund. From 1981 to 1988, Mr. Corvese was with Drexel Burnham Lambert as an equity analyst following the chemical and specialty chemical industries and participated in a significant number of merger and acquisition activities. While at Drexel, Mr. Corvese was a member of the top chemical and specialty chemical research team, as ranked by Institutional Investor. Mr. Corvese currently serves on the board of the National Telecommunications Company, based in Cairo, Egypt. Mr. Corvese earned degrees in finance and political science from The University of Rhode Island and attended New York University Graduate School.

About Antigenics

Antigenics (NASDAQ: AGEN) is a biotechnology company working to develop treatments for cancers and infectious diseases. The company’s investigational product portfolio includes Oncophage® (vitespen), a patient-specific therapeutic cancer vaccine being evaluated in several indications; Aroplatin™ (L-NDDP), a liposomal, third-

generation platinum chemotherapeutic; AG-707, a therapeutic vaccine for the treatment of genital herpes; and QS-21, an adjuvant being evaluated by Antigenics’ corporate partners in more than twenty indications, several in late-stage clinical trials.

This press release contains forward-looking statements, including statements regarding Mr. Corvese’s anticipated future contributions to the company’s board of directors. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected in these forward-looking statements. Antigenics cautions investors not to place considerable reliance on the forward-looking statements contained in this press release. These statements speak only as of the date of this document, and Antigenics undertakes no obligation to update or revise the statements. All forward-looking statements are expressly qualified in their entirety by this cautionary statement. Antigenics’ business is subject to substantial risks and uncertainties, including those identified above. When evaluating Antigenics’ business and securities, investors should give careful consideration to these risks and uncertainties. The prior track record of Mr. Corvese does not assure Antigenics’ future success.

# # #